UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported)    January 19, 2009

AspenBio Pharma, Inc.
(Exact name of registrant as specified in charter)

Colorado	001-33675	84-155338
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1585 South Perry Street, Castle Rock, CO	80104
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (303) 794-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   —   Entry into a Material Definitive Agreement.

         On January 19, 2009, the Registrant entered into an employment agreement (“Agreement”) with Daryl J. Faulkner to commence as of January 26, 2009. Under the terms of the Agreement, Mr. Faulkner will serve as the Executive Chairman of the company for a one-year term at an annual salary of $250,000 per annum. Additionally, Mr. Faulkner shall be eligible to receive health and other benefits to the extent he is eligible under the terms of those plans. In the event that the employment Agreement is terminated for other than death or disability, Mr. Faulkner will receive his salary and benefits for a period of six months following such termination, or in the event of his death or “disability” (as defined in the Agreement), in each case prior to the expiration of the term of the Agreement, then he or his estate will receive his salary and benefits for a period of three months following such termination.

        The foregoing description of the Employment Agreement is qualified in its entirety to the complete document, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

        The information under Item 5.02 below is incorporated under this Item 1.01 by reference.

Item 5.02   —   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

        On January 19, 2009 the board of directors (the “Board”) of AspenBio Pharma, Inc. (the “Company”) appointed Daryl J. Faulkner, to the Company’s Board of Directors, in the newly created position of Executive Chairman, filling a vacancy previously created by the expansion of the size of the Board of Directors to nine members, to serve until the Company’s 2009 Annual Meeting of Shareholders or until his successor is elected and qualified. Upon his appointment Mr. Faulkner was not appointed to any committees of the Board of Directors, however in the future we may determine it is appropriate to do so.

        Daryl Faulkner, 60, has more than 25 years experience in developing and commercializing medical devices, drug and drug delivery systems, life science research tools, and molecular diagnostics. He most recently served for approximately two years as president, CEO and member of the board of directors of Digene Corporation, a Nasdaq-traded company prior to its acquisition in July 2007 by Qiagen (traded on Nasdaq’s Global Select market). He has continued to serve as a consultant to Qiagen supporting the integration of the two companies and serving as co-chair of the executive steering committee with the new CEO of Qiagen. Faulkner also currently serves as a member of the board of directors of Osmetech, an emerging molecular diagnostics company. Prior to joining Digene, Faulkner spent eight years with Invitrogen (now merged as Life Technologies Corp., a Nasdaq-traded company) in a number of senior roles, including SVP Europe, SVP IVGN International Operations, and SVP of Strategic Business Units. Prior to Invitrogen, Faulkner’s career included 15 years with the Fortune 100 company Abbott Laboratories, holding leadership positions in manufacturing operations and plant management.

        As part of his employment agreement (“Agreement”) the Company agreed to grant Mr. Faulkner an award of stock options, for total options evidencing the right to acquire 500,000 common shares to be exercisable at the fair market value of the Company’s common stock on January 26, 2009, the effective employment start and grant date. The options, granted under the Company’s 2002 Stock Incentive Plan, vest annually in arrears over three years and expire in ten years. Out of the total options granted 100,000 are subject to forfeiture under certain defined conditions.

        The Company issued a press release on January 20, 2009 in connection with the appointment of Mr. Faulkner, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

        On January 19, 2009 the Board also approved a change in the title of Mr. Gregory Pusey to the newly created position of Vice Chairman, with such change to be effective as of January 26, 2009.

        On January 19, 2009 the Board also approved the addition of Mr. John Landon to serve on the Compensation Committee of the Board, with such change effective upon the approval.

Item 8.01  —  Other Events.

        On January 20, 2009, the Registrant issued a press release titled; “AspenBio Expands Leadership with Addition of Daryl J. Faulkner as Executive Chairman”.   A copy of this press release is attached hereto as Exhibit 99.1.

        On January 20, 2009, the Registrant issued a press release titled; “AspenBio Pharma Reports Preliminary Results of AppyScore™ Clinical Study”.   A copy of this press release is attached hereto as Exhibit 99.2.

        On January 21, 2009, the Registrant held a conference call titled, “Investor Call Update”. A copy of the transcript from that call is attached hereto as Exhibit 99.3.

Item 9.01   —   Exhibits.

Exhibit No	Description

10.1	Employment agreement with Daryl J. Faulkner effective as of January 26, 2009.

99.1	Press release dated January 20, 2009, titled, “AspenBio Expands Leadership with Addition of Daryl J. Faulkner as Executive Chairman”.

99.2	Press release dated January 20, 2009, titled, “AspenBio Pharma Reports Preliminary Results of AppyScore™ Clinical Study”.

99.3	Transcript of January 21, 2009 conference call titled, “Investor Call Update”.

SIGNATURE

                Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AspenBio Pharma, Inc. (Registrant)
Date: January 23, 2009	By:	/s/ Jeffrey G. McGonegal
Jeffrey G. McGonegal
Chief Financial Officer